EXHIBIT 99.1

For Immediate Release

Contact:	Rheo A. Brouillard, President and CEO
(860) 456-6540 or Sandra M. Mitchell, Vice President/Director of Corporate Communications (860) 456-6509

SI Financial Group, Inc. Announces Approval of Plan of Conversion
and Reorganization by Shareholders and MHC Members

December 23, 2010, Willimantic, CT– SI Financial Group, Inc. (the “Company”) (Nasdaq: SIFI), holding company for Savings Institute Bank and Trust Company, announced today that the Company’s Plan of Conversion and Reorganization and the related contribution of up to $500,000 in cash to SI Financial Group Foundation, Inc. were each approved by the members of SI Bancorp, MHC and by the Company’s shareholders at separate special meetings held today.

Completion of the conversion remains subject to final regulatory approvals and the sale of a minimum of $44.6 million of common stock.

SI Financial Group, Inc. is the holding company for Savings Institute. Established in 1842, Savings Institute is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, Savings Institute offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which SI Financial Group and Savings Institute are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

The shares of common stock of new SI Financial Group are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.